CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our audit report dated March 24, 2010 with respect to the audited consolidated financial statements of NIVS IntelliMedia Technology Group, Inc. and Subsidiaries and to the audited Parent only financial statements of NIVS IntelliMedia Technology Group, Inc., which appear in the annual report on Form 10-K of NIVS IntelliMedia Technology Group, Inc. for the year ended December 31, 2009.

We also consent to the reference of our Firm under the caption “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas
April 19, 2010